February 20, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: T. Rowe Price Summit Funds, Inc. ("Registrant") consisting of three separate series:
      T. Rowe Price Summit Cash Reserves Fund
      T. Rowe Price Summit GNMA Fund
      T. Rowe Price Summit Limited-Term Bond Fund
      File Nos.: 033-50319/811-7093

Dear Sirs:

  We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 5 (the "Amendment") to its Registration Statement under the Securities Act of 1933, as amended.

  Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

              Very truly yours,
              /s/Shereff, Friedman, Hoffman & Goodman LLP
              Shereff, Friedman, Hoffman & Goodman LLP